Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHCARE ACQUISITION PARTNERS CORP.

Healthcare Acquisition Partners Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The name of the corporation is “Healthcare Acquisition Partners Corp.”;

2.	The corporation’s original Certificate of Incorporation was filed with in the office of the Secretary of State of the State of Delaware on August 15, 2005 (the “Certificate of Incorporation”);

3.	This Amended and Restated Certificate of Incorporation (a) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and (b) amends and restates the Certificate of Incorporation of this Corporation.

4.	The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Healthcare Acquisition Partners Corp.

SECOND: The registered office of the corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 201,000,000 of which 200,000,000 shares shall be Common Stock with a par value of $0.0001 per share and of which 1,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share.

A.

Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.	Common Stock. Except as otherwise required by law or otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: Paragraphs A through E set forth below shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended prior to the consummation of any Business Combination. A “Business Combination” shall mean the acquisition by the corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the healthcare-related sector (collectively, the “Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the corporation’s net assets at the time of such acquisition; provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the corporation is not able to independently determine the fair market value of the Target Business, the corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (d/b/a NASD). The corporation is not required to obtain an opinion from an investment banking firm as to fair market value of the Target Business if the corporation’s Board of Directors independently determines the fair market value for such Target Business.

A.

Prior to the consummation of any Business Combination, the corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the corporation shall be authorized to consummate the Business Combination; provided, that the corporation shall not consummate any Business Combination if holders representing

20% or more in interest of the IPO Shares exercise their conversion rights described in paragraph B below.

B.	In the event that a Business Combination is approved in accordance with paragraph A above and is consummated by the corporation, any stockholder of the corporation holding shares of Common Stock issued by the corporation in its initial public offering (such offering the “IPO”, and such shares so issued in connection with the IPO, the “IPO Shares”) of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the corporation convert his, her or its IPO Shares into cash. If so demanded, the corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the corporation in connection with the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C.	In the event that the corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that a definitive agreement to complete a Business Combination was executed but was not consummated within such 18-month period (such later date being referred to as the “Termination Date”), the officers of the corporation shall take all such action necessary to dissolve and liquidate the corporation as soon as reasonably practicable. In the event that the corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the corporation.

D.	A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the corporation or in the event he, she or it demands conversion of his, her or its shares in accordance with paragraph B above. Except as may be required under applicable law, in no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund or any amount or other property held therein.

E.	Unless and until the corporation has consummated a Business Combination as permitted under this Article Fifth, the corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

A.	Unless and except to the extent that the Bylaws of the corporation shall so require, the directors of the corporation need not be elected by written ballot.

B.	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

C.	The directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.	In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.

No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such directors derives an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, alteration or repeal of this Article Seventh shall adversely affect any right of, or protection afforded to, a director of the corporation existing immediately prior to such repeal or modification.

B.	The corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized hereby.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation. This Article Eighth is subject to the requirements set forth in Article Fifth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Fifth.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Sean McDevitt, its Chief Executive Officer, as of this 29 day of September, 2005.

/s/ SEAN MCDEVITT
Sean McDevitt
Chief Executive Officer

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